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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Raven Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750
April 17, 2007
Dear Shareholder:
     You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 22, 2007 at 9:00 a.m. (Central Daylight Time) at the Ramkota Hotel and Conference Center, 3200 W. Maple Avenue, Sioux Falls, South Dakota.
     The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.
     Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.
     We look forward to seeing you at the meeting.
Sincerely,

Ronald M. Moquist
President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2007

Time	9:00 a.m. CDT on Tuesday, May 22, 2007

Place	Ramkota Hotel and Convention Center, Amphitheater II
3200 W. Maple Avenue
Sioux Falls, South Dakota

Items of Business	(1) To elect eight directors.
(2) To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 11, 2007.

Annual Meeting	If you are a shareholder, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:

(1) over the Internet;
(2) by telephone; or
(3) by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.
THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 17, 2007.
By Order of the Board of Directors,
Thomas Iacarella
Secretary

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
Annual Meeting of Shareholders to be held
May 22, 2007
GENERAL
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Tuesday, May 22, 2007, at 9:00 A.M. (C.D.T.) at the Ramkota Hotel and Convention Center, Amphitheater II, 3200 West Maple Avenue, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 17, 2007. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on April 11, 2007 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.
VOTING SECURITIES AND PROXIES
     The Company has outstanding only one class of voting securities, Common Stock, $1.00 par value, of which 18,083,705 shares were outstanding as of the close of business on the Record Date. Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting. With respect to the election of directors, each shareholder has cumulative voting rights and is, therefore, entitled to (i) give one nominee a number of shares equal to the number of directors to be elected (which is eight) multiplied by the number of shares to which such shareholder is entitled to vote, or (ii) distribute the total number of shares among as many nominees as the shareholder deems advisable to vote. Where cumulative voting is exercised, there shall be deemed elected the candidates receiving the most votes for places to be filled by such election. If cumulative voting is exercised, the shares of a shareholder who either abstains, votes to withhold authority to vote for the nominees named below or who does not otherwise vote in person or by proxy (including broker-nominees) will not be counted for the election of directors. If no shareholder exercises its right to cumulate votes, then directors will be elected by the affirmative vote of a majority of shares of Common Stock represented at the meeting and eligible to vote. For this purpose, a shareholder who abstains with respect to the election of a director is considered to be present and entitled to vote on the election of a director at the Meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the election of a director, shall not be considered present and entitled to vote on the election of a director.
     Discretionary authority to cumulate votes is being solicited by the Board of Directors (the “Board”). Unless otherwise directed by a shareholder, the proxies named in the accompanying proxy card may elect to cumulate votes cast pursuant to a proxy by casting all such votes for one nominee or by distributing such votes among as many nominees as they deem desirable. If a shareholder desires to restrict the proxies named in the accompanying proxy card in casting votes for certain nominees, the shareholder should give such direction on the proxy card. On all matters other than the election of directors, each share of Common Stock is entitled to one vote and approval requires the affirmative vote of a majority of the eligible votes cast at the meeting.

OWNERSHIP OF COMMON STOCK
     The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company’s Board of Directors, and (iii) all executive officers and directors as a group.

Name	Shares
of beneficial	beneficially		Percent of
owner	owned		Class
David R. Bair	34,199	(1)	*

Anthony W. Bour	50,430	(11)	*

David A. Christensen	640,212	(2,11)	3.5

Thomas S. Everist	12,200	(11)	*

Mark E. Griffin	98,980	(3,11)	*

James D. Groninger	13,373	(4)	*

Conrad J. Hoigaard	150,000	(11)	*

Thomas Iacarella	125,633	(5)	*

Kevin T. Kirby	10,000		*

Cynthia H. Milligan	4,918	(11)	*

Ronald M. Moquist	920,554	(6)	5.1

Barbara K. Ohme	28,351	(7)	*

Daniel A. Rykhus	47,266	(8)	*

Mark L. West	69,421	(9)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,384,400	(10)	13.2

All executive officers, directors and nominees as a group (14 persons)	2,205,537	(11,12)	12.1

*	Less than 1%

(1)	Includes 12,075 shares that may be purchased within 60 days by exercise of outstanding options.

(2)	Includes 439,274 shares owned by his wife, as to which he disclaims beneficial ownership.

(3)	Includes 79,996 shares held by the John E. Griffin Trust, of which Mark E. Griffin is co-trustee, and 8,152 shares held as custodian for a minor child.

(4)	Includes 4,950 shares that may be purchased within 60 days by exercise of outstanding options.

(5)	Includes 35,500 shares that may be purchased within 60 days by exercise of outstanding options.

(6)	Includes 29,250 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 126,000 shares held by his wife, as to which he disclaims beneficial ownership.

(7)	Includes 6,700 shares that may be purchased within 60 days by exercise of outstanding options.

(8)	Includes 14,450 shares that may be purchased within 60 days by exercise of outstanding options.

(9)	Includes 14,125 shares that may be purchased within 60 days by exercise of outstanding options.

(10)	Data based on Schedule 13G filed by the shareholder with the SEC on February 14, 2007, in which the shareholder stated: “These securities are owned by various individual and institutional investors, including T. Rowe Price Small Capital Value Fund, Inc. (which owns 2,134,600 shares,...) which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

(11)	Does not include non-voting Stock Units held by the Deferred Compensation Plan for Directors.

(12)	Includes 117,050 shares that may be purchased within 60 days by exercise of outstanding options. Also includes 565,274 shares held by spouses of officers and directors, as to which beneficial ownership is disclaimed.

ELECTION OF DIRECTORS
Proposal No. 1
     Eight directors are to be elected at the Meeting, each director to hold the office until the next Annual Meeting of Shareholders, or until his or her successor is elected and qualified. All of the nominees listed below, except Mr. Kirby, are now serving as directors and all of the nominees have consented, if elected, to serve as directors. Independence has been determined according to Nasdaq listing standards. The Governance Committee of the Board of Directors has nominated the following persons for election as directors:

	Principal Occupation, Business Experience Past	Director	Independent
Name of Nominee (Age)	Five Years and Directorships in Public Companies	Since	Director
Anthony W. Bour (69)	President and Chief Executive Officer of Showplace Wood Products, Harrisburg, SD since 1999. Director of U.S. Bank of South Dakota, Sioux Falls, SD.	1995	Yes

David A. Christensen (72)	Former President and Chief Executive Officer of the Company from 1971 to 2000. Former Director (1976 – 2005) of Xcel Energy, Inc. Minneapolis, MN; and Former Director (1977-2003) of Wells Fargo & Co., San Francisco, CA.	1971	Yes

Thomas S. Everist (57)	President and Chief Executive Officer of The Everist Company, Sioux Falls, SD; Former President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, 1987-2002. Director of MDU Resources, Bismarck, ND.	1996	Yes

Mark E. Griffin (56)	President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD.	1987	Yes

Conrad J. Hoigaard (70)	Chairman of the Board of the Company since 1980. President and Chairman of the Board of Hoigaard’s Inc., Minneapolis, MN since 1972.	1976	Yes

Kevin T. Kirby (52)	President, Kirby Investment Corporation since 1993. Former Director (1989-2001) of Raven Industries, Inc.		Yes

Cynthia H. Milligan (61)	Dean of the College of Business Administration University of Nebraska-Lincoln since 1998. Director of Wells Fargo and Co., San Francisco, CA; and Calvert Funds, Bethesda, MD.	2001	Yes

Ronald M. Moquist (61)	President and Chief Executive Officer of the Company since 2000. Executive Vice President of the Company from 1985 to 2000. Joined the Company in 1975 as Sales and Marketing Manager.	1999	No
     All shares represented by proxies will be voted for the election of the foregoing nominees; provided, however, that if any such nominee should withdraw or otherwise become unavailable for reasons not presently known, such shares may be voted for another person in place of such nominee in accordance with the best judgment of the persons named in the proxies.
     The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote for the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for the election of directors. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors held four regular quarterly meetings and one special meeting during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and a Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Cynthia H. Milligan (Chair)
Anthony W. Bour
David A. Christensen
Thomas S. Everist
Mark E. Griffin
Conrad J. Hoigaard

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met twice in fiscal 2007. The Committee is also responsible for assessing the Board’s effectiveness. It has established policies regarding Shareholder Communications with the Board, Nominations and Related Party Transactions which are available on the Company’s website, www.ravenind.com.

Charter:	The Charter is available on the Company’s website, www.ravenind.com.

Audit Committee.
Members:	Thomas S. Everist (Chair)
Anthony W. Bour
Cynthia H. Milligan

Independence and Financial Expertise:	The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards.

Responsibilities:	The Audit Committee monitors the company’s procedures for reporting financial information to the public. It held two meetings in fiscal 2007. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit. The Committee also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. In addition, the Committee maintains through regularly scheduled meetings and quarterly conference calls with the Committee Chair, open lines of communications between the Board of Directors and the Company’s financial management and independent registered public accounting firm. See the “Audit Committee Report” below.

Charter:	The charter is available on the Company’s website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	David A. Christensen (Chair)
Mark E. Griffin
Conrad J. Hoigaard

Independence, Insiders and Interlocks:	All of the Committee members meet the independence requirements of Nasdaq listing standards. Mr. Christensen is the former President and Chief Executive Officer of the Company and joined the Committee after his retirement. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company’s Compensation Committee or Board of Directors during fiscal 2007.

Responsibilities:	The Committee reviews the Company’s executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held three meetings in fiscal 2007. Compensation matters concerning the Chief Executive Officer and the other executives of the Company were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 13.

Charter:	The charter is available on the Company’s website, www.ravenind.com.

CORPORATE GOVERNANCE
     Code of Ethics. The Board of Directors, through its Governance Committee has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on the Company’s website at www.ravenind.com.
     Certain Relationships and Related Transactions. Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides borrowings to the Company pursuant to a line of credit, the terms of which management considers competitive with other sources generally available to the Company. There were no borrowings under the credit line in fiscal 2007. As of April 11, 2007, the Company has no borrowings, and $1.4 million of letters of credit outstanding under the line of credit.
     The Company has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm’s length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on the company’s website at www.ravenind.com. The Company’s relationship with Wells Fargo will be reviewed annually under this policy.
     Nominations to the Board of Directors. The Governance Committee of the Board of Directors will recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. The Governance Committee will consider timely presented nominations from shareholders if candidates are qualified.
     Current directors whose performance, capabilities and experience meet the Company’s expectations and needs are typically nominated for reelection. In accordance with the Company’s Corporate Governance Standards, as amended on March 17, 2007, directors are not re-nominated after they reach their 75th birthday.
     The size of the Board should be between seven and nine members, with a majority being independent members as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company’s lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.
     Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:
•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company’s business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community — in the public, academic or scientific communities, for example;

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies; and

•	A majority of directors who are independent of the Company.

     In considering possible candidates for election as a director, the Governance Committee should be guided in general by the composition guidelines established above and, in particular, by the following:
•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.
     Consistent with the Company’s bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February.
     Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company’s public website, www.ravenind.com.
     If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications – (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107
     The Corporate Secretary’s Office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company’s Governance Committee, who will make the final determination regarding the disposition of any such communication.
     The Board believes that the Company should speak with one voice and has empowered management to speak on the Company’s behalf subject to the Board’s oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

NON-MANAGEMENT DIRECTOR COMPENSATION
During fiscal 2007, directors who were not full-time employees of the Company were paid a retainer fee of $26,667, plus $1,200 for each regular board meeting and $600 for each telephonic or committee meeting. The Chairman of the Board received $1,200 per month in lieu of meeting fees. The Audit Committee Chair received $2,000 annually for quarterly audit updates and other duties.
Directors received a matching Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. approved by the Shareholders on May 23, 2006. Retainers may also be deferred under this plan.
Director Compensation Table

	Fees Earned or Paid	Stock Awards	All Other	Total
	in Cash (1)		Compensation (2)
Name	($)	($)	($)	($)

Conrad J. Hoigaard	41,067	20,000	169	61,236
Anthony W. Bour	33,867	20,000	310	54,177
David A. Christensen	34,467	20,000	169	54,636
Mark E. Griffin	34,467	20,000	169	54,636
Thomas S. Everist	35,867	20,000	169	56,036
Cynthia H. Milligan	33,867	20,000	310	54,177

(1)	Mr. Bour and Mrs. Milligan deferred $16,667 of their retainers into the Directors Stock Compensation Plan.

(2)	All other compensation consists of dividend earnings on Stock Units granted under the Deferred Compensation Plan for Directors of Raven Industries, Inc. Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Raven’s Executive Compensation Program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors, is intended to be simple, focused on a few key performance metrics and balanced between:
•	employees, managers and executives

•	long-term and short-term objectives

•	financial and stock performance

•	cash and equity compensation.
The compensation program is designed to align the executive team with the interests of Raven shareholders. The plan uses salary and benefits, a management incentive program and stock options to achieve these goals. Retention of top talent and achievement of corporate objectives are the best measurements of an effective compensation plan.
Raven also uses non-compensatory programs, such as annual performance reviews, employee improvement and education programs, and succession planning. These programs are more effective than compensation for optimizing talent utilization and executive development.
Objectives of the Company’s Executive Compensation Program
Alignment with Shareholder Interests
Our compensation program is designed to motivate and reward Raven’s executives to achieve the short and long-term goals that we believe will enhance shareholder value. The short-term goals are embodied in our annual budget. These include net income growth, productivity gains, working capital utilization and expense control. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term. Raven’s long-term objectives include growing sales and net income over each three-year period by an average of 12 and 15 percent per year, respectively, and efficiently utilizing invested capital.
Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 14 (the “Named Executives”) average over 18 years experience with Raven. We believe that promotion from within and length of tenure at every level of the organization enhances productivity and reduces compensation cost.
Internal Equity
The Company strongly believes in internal equity. We review executive pay to prevent it from becoming disproportionately large when compared to the other key managers and employees. The practice of internal equity is difficult to maintain in today’s compensation environment if management turnover is high and we are required to recruit from outside Raven to fill key positions.
Role of Management, the Personnel and Compensation Committee and Consultants
Raven management hires, retains, and develops employee talent at every level of the organization. Our human resources department and Vice President of Administration obtain competitive survey information for positions and locations throughout the Company. This is the starting point for decisions on compensation. Raven tries to maintain compensation in the middle of relevant range for non-executive positions. Executive compensation is driven by taking the results for management employees and extrapolating to key employees and ultimately the executive team and the Named Executives.
Our President and Chief Executive Officer presents a summary of executive compensation to the Personnel and Compensation Committee (the “Committee”) for review and approval annually. The

Committee approves executive salaries, benefits and stock option grants. The Committee’s decisions regarding the compensation of our President and Chief Executive Officer are made in executive session. Management and the Committee do not use compensation consultants because we believe consultants tend to raise, rather than control, the level of compensation.
Components of the Company’s Executive Compensation Program
Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, and experience. The salaries of their peers and subordinates inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The salary indicates the basic level compensation commitment that Raven has to the Named Executives and their positions in the Company.
Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual financial objectives of their operations. Incentive payments for the named executives range from 50 to 70% of annual base salary, which is designed to put a sizable portion of the Named Executives’ cash income at risk if annual objectives are not achieved. For example, Mr. Moquist’s incentive payment dropped by over $100,000 in fiscal 2007, due primarily to the Company’s lower net income growth.
Incentive plans for the Chief Executive Officer and Chief Financial Officer are based on achieving net income, expense control and inventory turn targets. Net income targets are generally established as a range, such that no incentive is paid until Raven has achieved at least the bottom of the target range, and the maximum paid if the Company achieved the high end of the target range would, in the case of Mr. Moquist, be 58% of his base salary. Mr. Moquist was also entitled to incentive compensation of up to 7% of his base salary if the Company meets certain expense control targets and up to 5% if inventory turn targets were met. Mr. Moquist’s maximum payout would be 70% of his salary. Mr. Iacarella’s incentive is based on similar criteria, with a maximum payout of 60%.
All the other Named Executives are Division Managers. Their incentives are based on achieving targets for their respective operating units. Targets include levels of operating income net of a charge for working capital utilization, inventory turns, and productivity improvements. Mr. Rykhus, as Executive Vice President could be paid up to 52% of base salary based on income, and 4% of base salary for each of his division’s inventory and productivity targets. Mr. Rykhus’ maximum payout would be 60% of his base salary. Mr. Bair and Mr. Groninger, as Divisional Vice Presidents could have a maximum payout of 50% of base salary.
Incentive payments are based on formulas defined and documented at the beginning of Raven’s fiscal year. Income based formulas are usually set so that if budgeted results are achieved, the income based incentive would pay about 60% of maximum payout levels. The Committee approves the incentive payments, which are usually paid in March of each year.
In fiscal 2007, maximum incentive plan payouts for the Named Executives were raised by approximately 10 percentage points. Management had been raising salaries for competitive reasons for key managers throughout the Company in recent years and believed executive compensation needed to keep pace. Rather than increasing the salary component, management recommended, and the Committee agreed, that increasing incentive plan maximums would be the most cost effective method to achieve the equity adjustment.
Stock Options
Awards of stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value of the options to the executives is directly tied to increases in the value of Raven common shares. The options are granted annually at the November Committee meeting, vest in equal installments over four years and expire in five years. The Committee and management believe that the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven’s success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.
The Committee grants options to executives and key employees based on the size of their base salary and their importance to Raven’s success. The number of shares covered by the option multiplied by the exercise price is intended to approximate the value of the Named Executive’s “Salary” and “All other compensation” as shown in the Summary Compensation Table.
Raven’s stock options have a retirement provision that allow them to be kept by the employee if the sum of the employee’s age and years of service exceeds 80. The Committee modified this provision in November 2006 to require one year of service before the retirement provision can be invoked. The Committee believes that this will encourage executives to remain with Raven or, in certain instances, give additional notice before retiring. As a result of the amendment, we now record option expense for retirement eligible employees over 12 months rather than at the date of grant. One result of this change is that in the Summary Compensation Table, Mr. Moquist’s option award expense was lower in fiscal 2007 than in fiscal 2006. The Black-Scholes values of Mr. Moquist’s grants were $141,739 in fiscal 2006 and $133,126 in fiscal 2007, but because the fiscal 2007 grant is being expensed over 12 months, compensation expense decreased from $141,739 to $33,282.
Raven does not have a formal policy on the retention of shares derived from stock options. Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”
All Other Compensation
We provide other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall Compensation Program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 2 to the Summary Compensation Table. The retirement and profit sharing benefits are essentially the same as all other Raven employees receive. Life insurance benefits to the Chief Executive and Chief Financial Officers represent the Company’s continuing commitment under an estate-planning program we no longer make available to new executives. The Chief Executive Officer has use of a Company provided automobile. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.
Post-termination Compensation and Benefits
Raven has employment agreements with each Named Executive, which provides for a 30-day notice before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the employee’s age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.
The Committee approved dual-trigger “Change in Control” agreements effective January 31, 2007. Upon a change in control, positions held by the Named Executives may be at risk. By providing a benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that the new agreements will maintain stability within its executive group in the event of a change in control. Previous change in control agreements were originally intended to be a takeover defense.
Executive Compensation for the Named Executives
Chief Executive Officer
With more than 31 years of service at Raven, Mr. Moquist has been our President and Chief Executive Officer since fiscal 2000. His total fiscal 2007 compensation of $453,000 declined by 30.1% from fiscal 2006. The primary reasons were a lower management incentive payment because of the Company’s lower income growth in fiscal 2007 when compared to fiscal 2006 and a change in the retirement terms of his stock option grant in fiscal 2007 as compared to fiscal 2006. His base salary increased by 3.4%, which was in line with the Company-wide rate of increase. His maximum incentive payout was raised from 60% to 70% as discussed above. He received a grant of 14,000 stock options.

Chief Financial Officer
Mr. Iacarella is our Chief Financial Officer. His total compensation of $286,000 declined by 5.0% in fiscal 2007 as a result of lower incentive plan payments. His base salary increased by 4.9%, which was slightly higher than the Company-wide rate of increase due to an adjustment designed to maintain internal equity. His maximum incentive payout was raised from 50% to 60%. He received a grant of 7,500 stock options.
Division Management
Mr. Bair leads Raven’s Electronic Systems Division. With the strong performance of that division and higher maximum incentive payout levels, his total compensation increased by 12.1% in fiscal 2007. His base salary increased by 4.1% and he received 6,000 stock options.
Mr. Groninger heads the Engineered Films Division. Mr. Groninger’s total compensation increased by 14.1%. He received an 8.6% salary increase because of growth in Engineered Films and internal equity considerations. His incentive payout increased because of his higher salary and the increase in maximum payouts given to all the Named Executives. He received a grant of 6,500 stock options.
Mr. Rykhus is Raven’s Executive Vice President and Division Manager of the Flow Controls Division. His total compensation declined by 10.0% because he received no payment under the management incentive plan in fiscal 2007. The Flow Controls Division recorded lower operating results in fiscal 2007 and did not meet its targets. His base salary increased by 5.0% due to his increasing corporate responsibilities. His stock option grant was for 7,200 shares.
COMPENSATION COMMITTEE REPORT
     The Personnel and Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s 2007 proxy statement.
     Submitted by the Personnel and Compensation Committee of the Company’s Board of Directors:
     David A. Christensen     Mark E. Griffin     Conrad J. Hoigaard

SUMMARY COMPENSATION TABLE

	Fiscal Year	Salary	Option Awards	Non-equity	All Other	Total
				Incentive Plan	Compensation
				Compensation
		($)	($)	($)	($)	($)
Name and Principal Position			(1)	(2)	(3)

Ronald M. Moquist	2007	304,000	33,282	60,192	55,356	452,830
President and	2006	294,000	141,739	160,524	51,601	647,864
Chief Executive Officer

Thomas Iacarella	2007	170,000	55,783	29,920	30,269	285,972
Vice President and	2006	162,000	44,251	67,100	27,697	301,048
Chief Financial Officer

David R. Bair	2007	151,000	42,926	63,420	20,740	278,086
Division Vice President	2006	145,000	31,805	53,650	17,463	247,918
Electronic Systems Division

James D. Groninger	2007	150,000	41,083	55,650	21,999	268,732
Division Vice President	2006	138,000	24,545	51,060	21,771	235,376
Engineered Films Division

Daniel A. Rykhus	2007	167,000	51,173	—	22,906	241,079
Executive Vice President	2006	159,000	37,488	47,859	23,665	268,012
Flow Controls Division

(1)	Option awards reflect the Black-Sholes values used for expensing options in the Company’s income statement. For additional information, see Note 11 on pages 40 and 41 of the Company’s Annual Report to Shareholders. Options are expensed over the four-year vesting period or the retirement provisions associated with the option, whichever is shorter. Mr. Moquist’s options in fiscal 2007 are being expensed over 12 months due to the retirement provision. His 2006 option was expensed immediately as the retirement provision associated with that option would have allowed him to keep the option regardless of his retirement date.

(2)	The following table describes the basis for payments under the annual management incentive plan.

	Fiscal year	Income	Expense control	Inventory turns	Productivity	Total non-equity
					improvements	incentive plan
Name						compensation

Ronald M. Moquist	2007	38,912	21,280	—	N/A	60,192
	2006	141,120	17,346	2,058	N/A	160,524

Thomas Iacarella	2007	18,020	11,900	—	N/A	29,920
	2006	58,320	8,100	680	N/A	67,100

David R. Bair	2007	63,420	N/A	—	—	63,420
	2006	49,300	N/A	—	4,350	53,650

James D. Groninger	2007	55,650	N/A	—	—	55,650
	2006	46,920	N/A	—	4,140	51,060

Daniel A. Rykhus	2007	—	N/A	—	—	—
	2006	47,859	N/A	—	—	47,859

(3)	The following table describes key components of the All Other Compensation column in the Summary Compensation Table.

	Fiscal year	Retirement	Life	Supplemental	Other fringe	Tax	Total all
		benefit and profit	insurance	health benefits	benefits	reimbursement	other
		sharing plans	premiums			on taxable	compensation
						fringe benefits
Name		(a)		(b)	(c)

Ronald M. Moquist	2007	14,611	11,515	6,643	15,362	7,225	55,356
	2006	14,990	11,515	2,369	15,475	7,252	51,601

Thomas Iacarella	2007	7,793	4,412	7,316	5,224	5,524	30,269
	2006	8,286	4,412	4,916	5,457	4,626	27,697

David R. Bair	2007	6,825	690	8,728	1,860	2,637	20,740
	2006	5,846	429	6,692	2,640	1,856	17,463

James D. Groninger	2007	6,702	443	8,681	2,688	3,485	21,999
	2006	7,180	402	8,901	2,640	2,648	21,771

Daniel A. Rykhus	2007	7,126	338	8,521	3,185	3,736	22,906
	2006	7,913	308	9,301	2,639	3,504	23,665

(a)	Represents 3 percent of wages eligible for the safe-harbor base contribution under the Company’s 401(k) plan. This amount is either contributed to the plan or paid as additional salary depending on IRS limitations. Also includes cash payments under the Company’s Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $1,500 in fiscal 2006 and $700 in fiscal 2007.

(b)	Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company’s Senior Executive Officer and Senior Manager Benefit policies.

(c)	Includes, for Mr. Moquist, the leased value of a Company provided automobile, $9,461 in fiscal 2006 and $9,000 in fiscal 2007.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2007

		All other Option Awards:	Exercise or Base Price	Grant Date Fair Value of
		Number of Securities	of Option Awards	Stock and Option
		Underlying Options		Awards
		(#)	($/Share)	($)
Name	Grant Date			(1)

Ronald M. Moquist	11/20/2006	14,000	28.01	133,126
Thomas Iacarella	11/20/2006	7,500	28.01	71,318
David R. Bair	11/20/2006	6,000	28.01	57,054
James D. Groninger	11/20/2006	6,500	28.01	61,809
Daniel A. Rykhus	11/20/2006	7,200	28.01	68,465

(1)	Option awards reflect the Black-Sholes value of $9.509 used for expensing options in the Company’s income statement. All awards vest in equal installments over 4 years and expire after 5 years. The option price may be paid in cash or by the delivery of shares of the Company’s common stock, held by the option holder for at least six months, valued at the market price on the date of the option exercise. Option grants of less than $100,000, as defined by the Internal Revnue Code of 1986, were incentive stock options and no income tax is payable by executives unless shares are sold. However, incentive stock options are alternative minimum tax (AMT) preference items, potentially subjecting the executives to AMT liability in the year of exercise. The remaining options are considered to be non-qualified. For additional information, see Note 11 on pages 40 and 41 of the Company’s Annual Report to Shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	Option Awards (1)
	Number of Securities	Number of Securities	Option Exercise Price	Option Expiration Date
	Underlying	Underlying
	Unexercised Options	Unexercised Options
	(#)	(#)	($)
Name	Exercisable	Unexercisable

Ronald M. Moquist	40,000	—	7.00	11/18/2007
	18,000	6,000	13.50	11/21/2008
	8,000	8,000	22.00	11/19/2009
	3,250	9,750	31.05	11/18/2010
	—	14,000	28.01	11/20/2011

Thomas Iacarella	20,000	—	7.00	11/18/2007
	9,750	3,250	13.50	11/21/2008
	4,000	4,000	22.00	11/19/2009
	1,750	5,250	31.05	11/18/2010
	—	7,500	28.01	11/20/2011

David R. Bair	8,000	—	7.00	11/18/2007
	7,500	2,500	13.50	11/21/2008
	3,150	3,150	22.00	11/19/2009
	1,425	4,275	31.05	11/18/2010
	—	6,000	28.01	11/20/2011

James D. Groninger	2,500	2,500	13.50	11/21/2008
	3,400	3,400	22.00	11/19/2009
	1,550	4,650	31.05	11/18/2010
	—	6,500	28.01	11/20/2011

Daniel A. Rykhus	14,000	—	7.00	11/18/2007
	9,000	3,000	13.50	11/21/2008
	3,750	3,750	22.00	11/19/2009
	1,700	5,100	31.05	11/18/2010
	—	7,200	28.01	11/20/2011

(1)	All options vest in equal installments over 4 years and expire after 5 years.
OPTION EXERCISES IN FISCAL 2007

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)

Ronald M. Moquist	22,856	546,830
Thomas Iacarella	3,151	80,272
David R. Bair	7,982	223,555
James D. Groninger	5,000	140,750
Daniel A. Rykhus	14,000	436,450

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2007. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.
The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay. The table does include the value of unvested stock options, which would vest for all of Raven’s key employees.
Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive’s years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Mr. Moquist and Mr. Iacarella, 3.5% for others) of the executive’s highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Mr. Moquist and Mr. Iacarella, the benefits are “grossed-up” for income tax purposes. Only Mr. Moquist was eligible for retirement benefits at January 31, 2007. In the event of an executive’s death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Raven entered into new Change in Control agreements with the Named Executives on January 31, 2007. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven’s assets.
For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (an adverse change in the officer’s status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee’s annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Moquist, Iacarella and Rykhus, or 1.0 for Messrs. Bair, and Groninger. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee’s age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

		Lump-sum			Annual
		benefits			Benefits (1)
		Salary	Value	Total	Continued	Maximum	Maximum Tax	Maximum
		and	of Unvested	Lump-sum	Insurance	Supplemental	Reimbursement	Annual
		Incentives	Stock	Benefits	Coverage	Health	on Benefits	Benefits
			Options			Benefits
	Type of	($)	($)	($)	($)	($)	($)	($)
Name	Separation				(2)	(3)	(3)

Ronald M. Moquist	Without Cause	25,333	141,020	166,353	10,259	45,452	24,474	80,185
	For Cause	—	141,020	141,020	—	—	—	—
	Retirement	—	141,020	141,020	10,259	45,452	24,474	80,185
	Change in Control	863,360	146,900	1,010,260	10,259	45,452	24,474	80,185

Thomas Iacarella	Without Cause	14,167	—	14,167	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	462,400	77,393	539,793	9,285	22,910	12,336	44,531

David R. Bair	Without Cause	12,583	—	12,583	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	196,300	60,100	256,400	8,052	7,505	—	15,557

James D. Groninger	Without Cause	12,500	—	12,500	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	195,000	61,917	256,917	8,052	7,198	—	15,250

Daniel A. Rykhus	Without Cause	13,917	—	13,917	—	—	—	—
	For Cause	—	—	—	—	—	—	—
	Change in Control	454,240	61,917	516,157	8,052	7,240	—	15,292

(1)	Annual benefits would begin immediately for executives who are eligible for retirement (Mr. Moquist) and at age 65 for the other executives. They would continue until the last to die of the executive or spouse.

(2)	Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.

(3)	Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
          PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm during fiscal 2007. The Company’s Audit Committee has engaged PricewaterhouseCoopers LLP to perform three quarterly reviews in fiscal 2008. The Committee selects the independent registered public accounting firm, for a one-year engagement, at its August meeting. No representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2007 and 2006 are presented in the following table:

	2007	2006
Audit (1)	$317,500	$295,000

Audit related (2)	12,500	13,600

Tax services (3)	11,850	120,500

Other (4)	1,500	—

Total Fees	$343,350	$429,100

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1)	Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of-pocket expenses are not included.

(2)	Audit related billings include the audit of the company’s 401(k) plan.

(3)	Tax services include the review of corporate income tax filings, consultation related to establishing a Canadian subsidiary as an acquisition vehicle and a review of available export tax incentives.

(4)	Other billings include a license fee for access to the accounting firm’s technical accounting research software.

AUDIT COMMITTEE REPORT
          The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company’s website http//www.ravenind.com. The Committee selects the Company’s independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.
          Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.
          In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that as of January 31, 2007, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees) and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting performed in conjunction with an Audit of Financial Statements).
          The Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by Rule 3600T of the PCAOB and Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the firm’s independence. The Committee also reviewed the services provided by the independent registered public accounting firm (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.
          Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007, filed with the Securities and Exchange Commission.
          Submitted by the Audit Committee of the Company’s Board of Directors:
          Thomas S. Everist            Anthony W. Bour            Cynthia H. Milligan
OTHER MATTERS
          Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the year ended January 31, 2007, all officers, directors and ten-percent shareholders complied with the filing requirements of Section 16(a).

          Solicitation. The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.
          Proposals of Shareholders. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company’s 2008 annual meeting must submit such proposal in writing to Ronald M. Moquist, President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, by December 19, 2007. Shareholder proposals received after December 19, 2007, will not be included in the Company’s proxy statement relating to the 2008 annual meeting. Additionally, if the Company receives notice of a shareholder proposal after March 3, 2008, such proposal will be considered untimely under Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the Company’s 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal. Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.
          The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors
Raven Industries, Inc.
Thomas Iacarella
Secretary

RAVEN INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 22, 2007
9:00 a.m.
Ramkota Hotel and Conference Center
3200 W. Maple Avenue
Sioux Falls, SD

Raven Industries, Inc. Box 5107, Sioux Falls, SD 57117-5107	proxy

This proxy is solicited on behalf of the Board of Directors.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side of this form.
If no choice is specified, the proxy will be voted “FOR” Item 1.
By signing the proxy, you hereby appoint Conrad J. Hoigaard and Ronald M. Moquist, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on April 11, 2007, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 22, 2007, and at any adjournments thereof.
NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/ravn/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2007.

•
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Raven Industries, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Item 1.
1. Election of directors:	01 Anthony W. Bour	05 Conrad J. Hoigaard	☐	Vote FOR all	☐	Vote WITHHELD
	02 David A. Christensen	06 Kevin T. Kirby		nominees (Except		from all nominees
	03 Thomas S. Everist	07 Cynthia H. Milligan		as indicated below)
	04 Mark E. Griffin	08 Ronald M. Moquist
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If you wish to cumulate votes, please indicate your votes in the space that follows:

  2. Upon such other business as may properly come before the meeting.
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box       ☐       Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.